CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Independent Auditors" and to the use of our report dated February 20, 2002, except Note 11 for which the date is March 26, 2002, in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Williams Scotsman, Inc for the registration of $150,000,000 9 7/8% Senior Notes due 2007.

We also consent to the incorporation by reference therein of our report dated February 20, 2002, except Note 11 for which the date is March 26, 2002, with respect to the financial statement schedule of Williams Scotsman Inc, for the years ended December 31, 2001, 2000, and 1999 included in the Form 10-K for 2001 filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP

Baltimore, Maryland
June 7, 2002